Exhibit 4.1 DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934 As of December 31, 2024, TeraWulf Inc. (“us”, “our”, “we”, “TeraWulf”, or the “Company”) has one class of securities registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”): our common stock, par value $0.001 per share (“Common Stock”). Common Stock Shares Outstanding. We are authorized to issue up to 600,000,000 shares of Common Stock. Dividends. Subject to prior dividend rights of the holders of any preferred shares, holders of our Common Stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for that purpose. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law. Voting Rights. Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of our Common Stock possess all voting power for the election of directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of our stockholders. Holders of our Common Stock are entitled to one vote per share on matters to be voted on by stockholders. Other Rights. In the event of any liquidation, dissolution or winding up of our company, after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of our Common Stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. Fully Paid. The issued and outstanding shares of our Common Stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of our Common Stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of Common Stock that we may issue in the future will also be fully paid and non-assessable. Listing. TeraWulf’s common stock is listed on the Nasdaq Capital Market under the trading symbol “WULF”. Transfer and Registration of Common Stock. The transfer agent and registrar for our common stock is Equiniti Trust Company, d/b/a “EQ by Equiniti,”. Its address is 1110 Centre Pointe Curve Suite 101, Mendota Heights, MN 55120.